UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2007

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado	80203
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Current Report on Form 8-K/A is being filed to amend and restate Item 5.02 of the Current Report on Form 8-K filed on March 26, 2007.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On March 20, 2007, the Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Metretek Technologies, Inc., a Delaware corporation (the “Company”), approved the increases to the annual base salaries of the Company’s executive officers, effective as of January 1, 2007, as set forth below:

	2007		2006
Executive Officer	Base Salary		Base Salary

W. Phillip Marcum	$420,000		$375,000
President and CEO

A. Bradley Gabbard	275,000		245,000
Executive Vice President and CFO

Gary J. Zuiderveen	150,000		125,000
Vice President, Controller, Principal Accounting Officer

Sidney Hinton	420,000		315,000
President and CEO, PowerSecure, Inc.

John Bernard	190,000		170,000
President and CEO, Southern Flow Companies, Inc.

Joseph L. Harley, Jr.	125,000	(1)	113,750
President and CEO, Metretek, Incorporated

Daniel J. Packard	160,000		150,000
President and CEO, Marcum Gas Transmission, Inc.
_________________
(1)	Mr. Harley is also paid a commission equal to 1% of equipment sales of Metretek Florida up to $3.6 million, and 2% of equipment sales above that level.
     In addition, on March 20, 2007, the Compensation Committee approved the creation of a bonus pool for the fiscal year ending December 31, 2007 {“fiscal 2007”) for the officers and employees of the Company’s subsidiaries Southern Flow Companies, Inc. (“Southern Flow”) and Metretek, Incorporated (“Metretek Florida”). The bonus pools would be in an amount equal to 5% of the unconsolidated net income of Southern Flow in fiscal 2007 and 10% of the unconsolidated net income of Metretek Florida in fiscal 2007, and the grants of bonuses thereunder would be made to such officers and employees of each subsidiary and in such amounts as management of the Company and the subsidiary deem fair, reasonable and appropriate, subject to the approval of the Compensation Committee for any bonuses to be awarded to John D. Bernard, the President and Chief Executive Officer of Southern Flow, and to Joseph L. Harley, Jr., the President and Chief Executive Officer of Metretek Florida.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.

By:	/s/ W. Phillip Marcum

W. Phillip Marcum President and Chief Executive Officer
Dated: March 29, 2007

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